Exhibit 99.2

PART II — FINANCIAL INFORMATION

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Notes 2 and 14 to the consolidated financial statements contained in this item have been updated to reflect a change in our measurement of segment profit and loss. For comparability purposes, amounts for all periods have been recast.

This item has not been updated for any other changes since the filing of our annual report on Form 10-K for the year ended December 31, 2013 (“2013 Annual Report”). For significant developments that have occurred subsequent to the filing of the 2013 Annual Report, refer to our Quarterly Report on Form 10-Q for the twelve weeks ended March 25, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
ClubCorp Holdings, Inc.
Dallas, Texas
We have audited the accompanying consolidated balance sheets of ClubCorp Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and December 25, 2012, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule included herein. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ClubCorp Holdings, Inc. and subsidiaries as of December 31, 2013 and December 25, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
March 21, 2014
(May 2, 2014 as to the change in segment measure in Notes 2 and 14)

CLUBCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Fiscal Years Ended December 31, 2013, December 25, 2012 and December 27, 2011

(In thousands of dollars, except per share amounts)

	2013	2012	2011
REVENUES:
Club operations	$579,751	$535,274	$513,282
Food and beverage	231,673	216,269	203,508
Other revenues	3,656	3,401	3,172
Total revenues	815,080	754,944	719,962

DIRECT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Club operating costs exclusive of depreciation (includes $4,592, $0 and $0 related to equity-based compensation expense in 2013, 2012 and 2011, respectively)	527,787	483,653	468,577
Cost of food and beverage sales exclusive of depreciation	74,607	68,735	64,256
Depreciation and amortization	72,073	78,286	93,035
Provision for doubtful accounts	3,483	2,765	3,350
Loss on disposals of assets	8,122	10,904	9,599
Impairment of assets	6,380	4,783	1,173
Equity in earnings from unconsolidated ventures	(2,638)	(1,947)	(1,487)
Selling, general and administrative (includes $9,625, $0 and $0 related to equity-based compensation expense in 2013, 2012 and 2011, respectively)	64,073	45,343	52,382
OPERATING INCOME	61,193	62,422	29,077

Interest and investment income	345	1,212	138
Interest expense	(83,669)	(89,369)	(84,746)
Loss on extinguishment of debt	(16,856)	—	—
Other income	—	2,132	3,746
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(38,987)	(23,603)	(51,785)
INCOME TAX (EXPENSE) BENEFIT	(1,681)	7,528	16,421
LOSS FROM CONTINUING OPERATIONS	(40,668)	(16,075)	(35,364)
Loss from discontinued clubs, net of income tax (expense) benefit of $(3), $2,669 and $(152) in 2013, 2012 and 2011, respectively	(12)	(10,917)	(258)
NET LOSS	(40,680)	(26,992)	(35,622)
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(212)	(283)	(575)
NET LOSS ATTRIBUTABLE TO CLUBCORP	$(40,892)	$(27,275)	$(36,197)

NET LOSS	$(40,680)	$(26,992)	$(35,622)
Foreign currency translation, net of tax	(398)	1,890	(2,105)
OTHER COMPREHENSIVE (LOSS) INCOME	(398)	1,890	(2,105)
COMPREHENSIVE LOSS	(41,078)	(25,102)	(37,727)
COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(212)	(283)	(575)
COMPREHENSIVE LOSS ATTRIBUTABLE TO CLUBCORP	$(41,290)	$(25,385)	$(38,302)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC	54,172	50,570	50,570
WEIGHTED AVERAGE SHARES OUTSTANDING, DILUTED	54,603	50,570	50,570

EARNINGS PER COMMON SHARE, BASIC:
Loss from continuing operations attributable to ClubCorp	$(0.75)	$(0.32)	$(0.71)
Loss from discontinued clubs attributable to ClubCorp	$—	$(0.22)	$(0.01)
Net loss attributable to ClubCorp	$(0.75)	$(0.54)	$(0.72)

EARNINGS PER COMMON SHARE, DILUTED:
Loss from continuing operations attributable to ClubCorp	$(0.75)	$(0.32)	$(0.71)
Loss from discontinued clubs attributable to ClubCorp	$—	$(0.22)	$(0.01)
Net loss attributable to ClubCorp	$(0.75)	$(0.54)	$(0.72)

See accompanying notes to consolidated financial statements

CLUBCORP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2013 and December 25, 2012

(In thousands of dollars, except share and per share amounts)

	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,781	$81,965
Receivables, net of allowances of $3,666 and $2,626 at December 31, 2013 and December 25, 2012, respectively	83,161	51,590
Inventories	15,819	14,361
Prepaids and other assets	13,339	12,199
Deferred tax assets	10,403	8,076
Total current assets	176,503	168,191
Investments	8,032	11,166
Property and equipment, net (includes $9,347 and $9,870 related to VIEs at December 31, 2013 and December 25, 2012, respectively)	1,234,903	1,223,539
Notes receivable, net of allowances of $724 and $563 at December 31, 2013 and December 25, 2012, respectively	4,756	3,183
Goodwill	258,459	258,459
Intangibles, net	27,234	31,958
Other assets	26,330	24,051
TOTAL ASSETS	$1,736,217	$1,720,547

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$11,567	$24,988
Membership initiation deposits - current portion	112,212	91,398
Accounts payable	26,764	27,670
Accrued expenses	36,772	35,989
Accrued taxes	20,455	16,678
Other liabilities	79,300	52,915
Total current liabilities	287,070	249,638
Long-term debt (includes $13,157 and $13,408 related to VIEs at December 31, 2013 and December 25, 2012, respectively)	638,112	768,369
Membership initiation deposits	204,152	202,630
Deferred tax liability	210,989	207,790
Other liabilities (includes $21,233 and $20,220 related to VIEs at December 31, 2013 and December 25, 2012, respectively)	157,944	149,038
Total liabilities	1,498,267	1,577,465
Commitments and contingencies (See Note 15)

EQUITY
Common stock of ClubCorp Holdings, Inc., $0.01 par value, 200,000,000 shares authorized; 63,789,730 and 50,569,730 issued and outstanding at December 31, 2013 and December 25, 2012, respectively	638	506
Additional paid-in capital	320,274	184,460
Accumulated other comprehensive loss	(1,070)	(672)
Retained deficit	(92,669)	(51,777)
Total stockholders’ equity	227,173	132,517
Noncontrolling interests in consolidated subsidiaries and variable interest entities	10,777	10,565
Total equity	237,950	143,082
TOTAL LIABILITIES AND EQUITY	$1,736,217	$1,720,547

See accompanying notes to consolidated financial statements

CLUBCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Fiscal Years Ended December 31, 2013, December 25, 2012 and December 27, 2011

(In thousands of dollars)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,680)	$(26,992)	$(35,622)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	69,211	68,780	68,941
Amortization	2,863	9,829	24,973
Asset impairments	6,380	4,926	1,273
Bad debt expense	3,502	2,793	3,435
Equity in earnings from unconsolidated ventures	(2,638)	(1,947)	(1,487)
Distribution from investment in unconsolidated ventures	4,699	3,882	4,872
Loss on disposals of assets	8,121	22,208	9,627
Amortization and write-off of debt issuance costs	5,084	2,033	1,915
Accretion of discount on member deposits	20,961	24,596	18,281
Amortization of surface rights bonus revenue	—	(1,823)	(3,750)
Amortization of above and below market rent intangibles	141	281	233
Equity-based compensation	14,217	—	—
Redemption premium payment included in loss on extinguishment of debt	14,525	—	—
Net change in deferred tax assets and liabilities	(4,548)	(14,207)	(20,480)
Net change in prepaid expenses and other assets	(2,849)	(532)	607
Net change in receivables and membership notes	(26,925)	1,859	2,874
Net change in accounts payable and accrued liabilities	(815)	4,254	9,094
Net change in other current liabilities	26,548	1,940	(12,708)
Net change in other long-term liabilities	(4,104)	(4,992)	2,536
Net cash provided by operating activities	93,693	96,888	74,614
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(59,541)	(54,208)	(47,940)
Acquisitions of clubs	(15,620)	(3,570)	(22,756)
Proceeds from dispositions	1,419	8,002	551
Proceeds from insurance	—	2,228	—
Net change in restricted cash and capital reserve funds	(59)	230	(282)
Return of capital in equity investments	1,073	—	486
Net cash used in investing activities	(72,728)	(47,318)	(69,941)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(170,937)	(14,830)	(12,884)
Proceeds from new debt borrowings	10,713	—	—
Redemption premium payment	(14,525)	—	—
Purchase of interest rate cap agreement	—	(57)	—
Debt issuance and modification costs	(7,872)	(917)	(2,276)
Distribution to owners	(35,000)	—	—
Contribution from owners	—	—	3,197
Proceeds from issuance of common stock in Holdings' initial public offering, net of underwriting discounts and commissions	173,250	—	—
Equity offering costs	(4,349)	—	—
Distribution to noncontrolling interests	—	(942)	—
Proceeds from new membership initiation deposits	1,042	851	423
Repayments of membership initiation deposits	(1,421)	(3,016)	(358)
Net cash used in financing activities	(49,099)	(18,911)	(11,898)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(50)	826	951
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(28,184)	31,485	(6,274)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	81,965	50,480	56,754
CASH AND CASH EQUIVALENTS - END OF PERIOD	$53,781	$81,965	$50,480
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$61,441	$66,932	$61,007
Cash paid during the year for income taxes	$3,187	$4,089	$14,080
Non-cash investing and financing activities are as follows:
Capital lease	$11,342	$10,799	$14,942
Capital accruals	$1,790	$1,092	$1,070
Leasehold improvements	$—	$442	$370
Contributions from owners	$—	$—	$1,058
Distribution declared payable to owners	$7,654	$—	$—
Distribution related to utilization of certain deferred tax benefits recorded in connection with the ClubCorp Formation	$4,518	$—	$—
Debt assumed with asset acquisition	$4,954	$—	$—

See accompanying notes to consolidated financial statements

CLUBCORP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Fiscal Years Ended December 31, 2013, December 25, 2012 and December 27, 2011

(In thousands of dollars, except share amounts)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Equity (Deficit)	Noncontrolling Interests in Consolidated Subsidiaries	Total
BALANCE - December 28, 2010	50,569,730	$506	$180,205	$(457)	$11,695	$10,649	$202,598
Contribution from owners attributable to the ClubCorp Formation	—	—	4,255	—	—	—	4,255
Net (loss) income	—	—	—	—	(36,197)	575	(35,622)
Other comprehensive loss	—	—	—	(2,105)	—	—	(2,105)
BALANCE - December 27, 2011	50,569,730	$506	$184,460	$(2,562)	$(24,502)	$11,224	$169,126
Net (loss) income	—	—	—	—	(27,275)	283	(26,992)
Other comprehensive income	—	—	—	1,890	—	—	1,890
Distributions to noncontrolling interests	—	—	—	—	—	(942)	(942)
BALANCE - December 25, 2012	50,569,730	$506	$184,460	$(672)	$(51,777)	$10,565	$143,082
Distributions to owners	—	—	(35,000)	—	—	—	(35,000)
Proceeds from issuance of common stock in Holdings' initial public offering, net of underwriting discounts, commissions and other offering costs	13,200,000	132	168,769	—	—	—	168,901
Issuance of restricted stock	20,000	—	—	—	—	—	—
Distributions to owners declared, but unpaid	—	—	(7,654)	—	—	—	(7,654)
Equity-based compensation expense	—	—	14,217	—	—	—	14,217
Distribution related to utilization of certain deferred tax benefits recorded in connection with the ClubCorp Formation	—	—	(4,518)	—	—	—	(4,518)
Net (loss) income	—	—	—	—	(40,892)	212	(40,680)
Other comprehensive loss	—	—	—	(398)	—	—	(398)
BALANCE - December 31, 2013	63,789,730	$638	$320,274	$(1,070)	$(92,669)	$10,777	$237,950

 See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in thousands, unless otherwise indicated)

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

ClubCorp Holdings, Inc. (“Holdings”) and its wholly owned subsidiaries CCA Club Operations Holdings, LLC (“Operations' Parent”) and ClubCorp Club Operations, Inc. (“Operations”, together with Holdings and Operations' Parent, “ClubCorp”) were formed on November 10, 2010, as part of a reorganization (“ClubCorp Formation”) of ClubCorp, Inc. (“CCI”), which was effective as of November 30, 2010, for the purpose of operating and managing golf and country clubs, business, sports and alumni clubs. ClubCorp has two reportable segments (1) golf and country clubs and (2) business, sports and alumni clubs. As of December 31, 2013, the majority of Holdings' common stock is owned by Fillmore CCA Investment, LLC (“Fillmore”), which is wholly owned by an affiliate of KSL Capital Partners, LLC (“KSL”), a private equity fund that invests primarily in the hospitality and leisure business. ClubCorp, together with its subsidiaries, may be referred to as “we”, “us”, “our”, or the “Company”.
On September 25, 2013, Holdings completed an initial public offering (our “IPO”) in which we sold 13,200,000 shares of common stock. The offering generated net proceeds to Holdings of approximately $168.9 million after deducting underwriting discounts and commissions and equity-offering costs. Holdings subsequently contributed the net proceeds to Operations.

We own or lease and consolidate 96 golf and country clubs in the United States and Mexico and 44 business, sports and alumni clubs throughout the United States. We consolidate five golf and country club joint ventures, located in the United States, for which we are deemed to be the primary beneficiary. We have joint venture ownership in one golf and country club and one business, sports, and alumni club, both in the United States, which we do not consolidate. We manage three golf and country clubs in the United States, and manage four business, sports and alumni clubs in the United States and China.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The consolidated financial statements reflect the consolidated operations of ClubCorp, its subsidiaries and certain variable interest entities (“VIEs”). The consolidated financial statements presented herein reflect our financial position, results of operations, cash flows and changes in equity in conformity with accounting principles generally accepted in the United States, or “GAAP”. All intercompany accounts have been eliminated.

We have two reportable segments (1) golf and country clubs and (2) business, sports and alumni clubs. These segments are managed separately and discrete financial information, including Adjusted EBITDA (“Adjusted EBITDA”), our financial measure of segment profit and loss, is reviewed regularly by our chief operating decision maker to evaluate performance and allocate resources. During the first quarter of 2014, we changed our measure of segment profit or loss. See Note 14.

Fiscal Year—Our fiscal year consists of a 52/53 week period ending on the last Tuesday of December. For 2013, the fiscal year is comprised of the 53 weeks ended December 31, 2013. For 2012 and 2011, the fiscal years are comprised of the 52 weeks ended December 25, 2012 and December 27, 2011, respectively.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from such estimated amounts.

Revenue Recognition—Revenues from club operations, food and beverage and merchandise sales are recognized at the time of sale or when the service is provided and are reported net of sales taxes.

Revenues from membership dues are generally billed monthly and recognized in the period earned. The monthly dues are expected to cover the cost of providing membership services.

At a majority of our private clubs, members are expected to pay an initiation fee or deposit upon their acceptance as a member to the club. In general, initiation fees are not refundable, whereas initiation deposits sold are not refundable until a fixed number of years (generally 30) after the date of acceptance of a member. We recognize revenue related to membership initiation fees and deposits over the expected life of an active membership. For membership initiation deposits, the difference between the amount paid by the member and the present value of the refund obligation is deferred and recognized within club operations revenue on the consolidated statements of operations over the expected life of an active membership. The present value of the refund obligation is recorded as a membership initiation deposit liability in the consolidated balance sheets and accretes over the nonrefundable term using the effective interest method with an interest rate defined as our incremental borrowing rate adjusted to reflect a 30-year time frame. The accretion is included in interest expense.

The majority of membership initiation fees sold are not refundable and are deferred and recognized within club operations revenue on the consolidated statements of operations over the expected life of an active membership.

Membership initiation fees and deposits recognized within club operations revenue on the consolidated statements of operations was $17.7 million, $16.3 million and $13.1 million for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively.

Cash Equivalents—We consider investments with an original maturity of three months or less to be cash equivalents.
Allowance for Doubtful Accounts—The allowance for doubtful accounts is established and maintained based on our best estimate of accounts receivable collectability. Management estimates collectability by specifically analyzing known troubled accounts, accounts receivable aging and other historical factors that affect collections. Such factors include the historical trends of write-offs and recovery of previously written-off accounts, the financial strength of the member and projected economic and market conditions.
The evaluation of these factors involves subjective judgments and changes in these factors may significantly impact the consolidated financial statements. The table below shows the changes in our allowance for doubtful accounts balance:

	2013	2012	2011
Beginning allowance	$2,626	$3,586	$3,594
Bad debt expense, excluding portion related to notes receivable	3,502	2,907	3,052
Write offs	(2,462)	(3,867)	(3,060)
Ending allowance	$3,666	$2,626	$3,586
Inventories—Inventories, which consist primarily of food and beverages and merchandise held for resale, are stated at the lower of cost (weighted average cost method) or market. Losses on obsolete or excess inventory are not material.
Variable Interest Entities—We consolidate any VIEs for which we are deemed to be the primary beneficiary. See Note 3.
Investments—Investments in unconsolidated affiliates over which we exercise significant influence, but do not control, are accounted for by the equity method. Investments in unconsolidated affiliates over which we are not able to exercise significant influence are accounted for under the cost method. See Note 4.
Property and Equipment, Net—Property and equipment is recorded at cost, including interest incurred during construction periods. We capitalize costs that both materially add value and appreciably extend the useful life of an asset. With respect to golf course improvements (included in land improvements), only costs associated with original construction, complete replacements, or the addition of new trees, sand traps, fairways or greens are capitalized. All other related costs are expensed as incurred. For building improvements, only costs that extend the useful life of the building are capitalized; repairs and maintenance are expensed as incurred. Internal use software development costs are capitalized and amortized on a straight-line basis over the expected benefit period. The unamortized balance of internal use software totaled $4.3 million and $4.5 million at December 31, 2013 and December 25, 2012, respectively. See Note 6.
Depreciation is calculated using the straight-line method based on the following estimated useful lives:

Depreciable land improvements	5	-	20 years
Building and recreational facilities	20	-	40 years
Machinery and equipment	3	-	10 years
Leasehold improvements	1	-	40 years
Furniture and fixtures	3	-	10 years

Leasehold improvements are amortized over the shorter of the term of the respective leases or their useful life using the straight-line method.

Notes Receivable, Net of Allowances—Notes receivable reflect amounts due from our financing of membership initiation fees and deposits and typically range from one to six years in original maturity. We recognize interest income as earned and provide an allowance for doubtful accounts. This allowance is based on factors including the historical trends of write-offs and recoveries, the financial strength of the member and projected economic and market conditions.

Goodwill and Other Intangibles, Net—We classify intangible assets into three categories: (1) intangible assets with definite lives subject to amortization, (2) intangible assets with indefinite lives not subject to amortization and (3) goodwill. Intangibles specifically related to an individual property are recorded at the property level. Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives as reflected in Note 7.
We assess the recoverability of the carrying value of goodwill and other indefinite lived intangibles annually on the first day of the fourth quarter or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount with an impairment being recognized only where the fair value is less than carrying value. See Note 7.
Impairment of Long-Lived Assets—We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows. For assets to be held and used, we perform a recoverability test to determine if the future undiscounted cash flows over the expected holding period for the property exceed the carrying amount of the assets of the property in question. If the recoverability test is not met, the impairment is determined by comparing the carrying value of the property to its fair value which may be approximated by using future discounted cash flows using a risk-adjusted discount rate. Future cash flows of each property are determined using management’s projections of the performance of a given property based on its past performance and expected future performance, local operations and other factors both in the Company’s control and out of the Company’s control. Additionally, throughout the impairment evaluation process, we consider the impact of recent property appraisals when they are available. If actual results differ from these estimates, additional impairment charges may be required. As discussed in Note 5, GAAP establishes a three‑tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The fair value calculations associated with these valuations are classified as Level 3 measurements under GAAP.
Insurance Reserves—We have established insurance programs to cover exposures above predetermined deductibles for certain insurable risks consisting primarily of physical loss to property, workers’ compensation, employee healthcare, and comprehensive general and auto liability. Insurance reserves are developed by the Company, using the assistance of a third-party actuary and consideration of our past claims experience, including both the frequency and settlement of claims.
Advertising Expense—We market our clubs through advertising and other promotional activities. Advertising expense is charged to income during the period incurred. Advertising expense totaled $5.8 million, $5.5 million and $6.0 million for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively.
Foreign Currency—The functional currency of our entities located outside the United States of America is the local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the current exchange rate in effect at period-end. All foreign income and expenses are translated at the monthly weighted-average exchange rates during the year. Translation gains and losses are reported separately, net of tax of $0.0 million for all years presented, as a component of comprehensive loss, until realized. No translation gains or losses have been reclassified into earnings for the fiscal years ended December 31, 2013, December 25, 2012 or December 27, 2011. Realized foreign currency transaction gains and losses are reflected in the consolidated statements of operations and comprehensive loss in club operating costs.

Income Taxes—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recognized.

We recognize the tax benefit from an uncertain tax position only if it is “more likely than not” that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized. Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes. We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense.

Interest and Investment Income—Interest and investment income is comprised principally of interest on notes receivable and cash deposits held by financial institutions.

Leases—We lease operating facilities under agreements with terms up to 99 years. These agreements normally provide for minimum rentals plus executory costs. Some of the agreements provide for scheduled rent increases during the lease term, as well as provisions for renewal options. Rent expense is recognized on a straight-line basis over the term of the lease from the time at which we take control of the property. Renewal options determined to be reasonably assured are also included in the lease term. In some cases, we must pay contingent rent generally based on a percentage of gross receipts or positive cash flow as defined in the lease agreements.
Some of our lease agreements contain tenant allowances. Upon receipt of such allowances, we record a deferred rent liability in other liabilities on the consolidated balance sheets. The allowances are then amortized on a straight-line basis over the remaining terms of the corresponding leases as a reduction of rent expense.
Equity-Based Awards—Equity-based unit awards were previously issued under a Management Profits Interest Program (“MPI”) which constituted grants of time-vesting non-voting profits interests in Fillmore. These awards entitled participants to participate in the appreciation of the value of Fillmore above an applicable threshold and thereby share in its future profits. Fillmore converted previously issued Class B units into Class A units, subject to remaining vesting periods, in connection with the ClubCorp Formation.

MPI participants could receive a distribution upon the occurrence of a liquidity event or upon the declaration of a distribution or dividend payment, in each case in accordance with the terms of the distribution “waterfall” set forth in Fillmore’s Second Amended and Restated LLC Agreement. Because the distributions would be contingent on the value of the Company at the time of such liquidity event, distribution, or dividend payment, no expense was recognized relating to such awards until the consummation of our IPO on September 25, 2013, at which time the MPI participants, including our executives, employees, directors and consultants surrendered all Class A units (including Converted Units) and Class C units held by them in exchange for an aggregate of 2,251,027 shares of Holdings' common stock previously held by Fillmore, a portion of which are restricted, subject to remaining time vesting requirements. The number of shares of our common stock delivered to our NEOs was determined in a manner intended to equate the aggregate fair value of such shares at our IPO offering price to the aggregate fair value of the NEOs’ Class A units and Class C units immediately prior to the conversion, based on the relative fair value priorities applicable to various classes of Fillmore's Class A units and Class C units.

The ClubCorp Holdings, Inc. 2012 Stock Award Plan, which was amended and restated as of August 14, 2013 (the “Stock Plan”) provides for an aggregate amount of no more than 4,000,000 shares of common stock to be available for awards. The Stock Plan provides for the grant of stock options, restricted stock awards, restricted stock units, performance-based awards and other equity-based incentive awards. To date, we have granted restricted stock awards and restricted stock units (“RSUs”) under the Stock Plan. As of December 31, 2013, approximately 3.4 million shares of common stock were available for future issuance under the Stock Plan.
On April 1, 2012, Holdings granted 12,552 RSUs to certain executives under the Stock Plan. The RSUs vest based on satisfaction of both a time condition subject to the holders' continued employment and a liquidity condition. The time condition is satisfied with respect to one-third of the RSUs on each of the first three anniversaries of the grant date, subject to the holder remaining employed by us. The liquidity condition is satisfied upon the earlier of a change of control (as defined in the Stock Plan) or after a period of time following the effective date of an initial public offering by us. On March 15, 2014, the required time period following our IPO was satisfied and the liquidity vesting requirement was met, at which time one third of the RSUs granted were converted into shares of our common stock. The remaining RSUs will convert into shares of our common stock upon satisfaction of the remaining time vesting requirements. After giving effect to the 50 for 1 forward stock split and the 1.0113946 for 1 forward stock split (described in Note 16), 613,963 RSUs remain outstanding as of December 31, 2013.

On September 25, 2013, 20,000 shares of restricted common stock, which vest after one year, were issued under the Stock Plan to certain of ClubCorp's directors. No other equity-based awards were granted during the fiscal year ended December 31, 2013.

Subsequent to our IPO, during the fiscal year ended December 31, 2013, ClubCorp recorded equity-based compensation expense of $14.2 million ($13.4 million net of tax benefit) related to equity-based awards issued under the MPI and the Stock Plan. No equity-based compensation expense was recorded in the fiscal years ended December 25, 2012 and December 27, 2011. As of December 31, 2013, there was approximately $1.4 million of unrecognized expense, adjusted for estimated forfeitures, related to non-vested, equity-based awards granted to employees, which is expected to be recognized over a weighted average period of approximately 1 year.

Recently Issued Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-02 (“ASU 2013-02”), Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2012 and is to be applied prospectively. Our adoption of this ASU in the first quarter of 2013 did not materially change the presentation of our consolidated financial statements.

In February 2013, the FASB issued Accounting Standards Update No. 2013-04 (“ASU 2013-04”), Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed as the Reporting Date. ASU No. 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in the update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-04 is not expected to have a material impact on our consolidated financial statements.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11 (“ASU 2013-11”), Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. ASU No. 2013-11 clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of ASU 2013-11 is not expected to have a material impact on our consolidated financial statements.

3. VARIABLE INTEREST ENTITIES

Consolidated VIEs include three managed golf course properties and certain realty interests which we define as “Non-Core Development Entities”. We have determined we are the primary beneficiary of these VIEs as we have the obligation to absorb the majority of losses from and direct activities of these operations. One of these managed golf course property VIEs is financed through a loan payable of $1.1 million collateralized by assets of the entity totaling $3.9 million as of December 31, 2013. The other managed golf course property VIEs are financed through advances from us. Outstanding advances as of December 31, 2013 total $3.6 million compared to recorded assets of $6.8 million.

The VIE related to certain Non‑Core Development Entities is financed through notes which are payable through cash proceeds related to the sale of certain real estate held by the Non‑Core Development Entities.

 The following summarizes the carrying amount and classification of the VIEs’ assets and liabilities in the consolidated balance sheets as of December 31, 2013 and December 25, 2012, net of intercompany amounts:

	2013	2012
Current assets	$1,407	$954
Fixed assets, net	9,347	9,870
Other assets	$850	$856
Total assets	$11,604	$11,680

Current liabilities	$1,644	$1,294
Long-term debt	13,157	13,408
Other long-term liabilities	20,060	19,419
Noncontrolling interest	5,955	6,260
Company capital	(29,212)	(28,701)
Total liabilities and equity	$11,604	$11,680

Recourse of creditors to these VIEs is limited to the assets of the VIE entities, which total $11.6 million and $11.7 million at December 31, 2013 and December 25, 2012, respectively.

4. INVESTMENTS

Equity method investments in golf and business club ventures total $1.4 million and $1.3 million at December 31, 2013 and December 25, 2012, respectively, and include two golf club joint ventures and one business club joint venture. Our share of earnings in the equity investments is included in equity in earnings from unconsolidated ventures in the consolidated statements of operations.

During the fiscal year ended December 25, 2012, we determined that one of our equity method investments had a decrease in value that was other than temporary. We recognized an impairment loss of $0.7 million during the fiscal year ended December 25, 2012 to adjust its carrying amount to its fair value of $1.1 million. See Note 5. We did not recognize any impairment losses related to our equity method investments in the fiscal year ended December 31, 2013.
Additionally, we have one equity method investment of 10.2% in Avendra, LLC, a purchasing cooperative of hospitality companies. The carrying value of the investment was $6.2 million and $9.4 million at December 31, 2013 and December 25, 2012, respectively. Our share of earnings in the equity investment is included in equity in earnings from unconsolidated ventures in the consolidated statements of operations. We have contractual agreements with the joint venture to provide procurement services for our clubs for which we received net volume rebates and allowances totaling $3.5 million, $2.9 million and $2.8 million during the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively. The difference between the carrying value of the investment and our share of the equity reflected in the joint venture’s financial statements at the time of the acquisition of CCI by affiliates of KSL was allocated to intangible assets of the joint venture and amortized over approximately 10 years beginning in 2007. The carrying value of these intangible assets was $6.0 million and $8.0 million at December 31, 2013 and December 25, 2012, respectively.

Our equity in net income from the investment described in the preceding paragraph is shown below:

	2013	2012	2011
ClubCorp's equity in net income, excluding amortization	$4,400	$3,819	$3,487
Amortization	(2,008)	(2,008)	(2,008)
ClubCorp's equity in net income	$2,392	$1,811	$1,479

5. FAIR VALUE

GAAP establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1—unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company;

Level 2—inputs that are observable in the marketplace other than those inputs classified as Level 1; and

Level 3—inputs that are unobservable in the marketplace and significant to the valuation.

We maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument is categorized based upon the lowest level of input that is significant to the fair value calculation. We recognize transfers between levels of the fair value hierarchy on the date of the change in circumstances that caused the transfer.

Fair Value of Financial Instruments
Debt—We estimate the fair value of our debt obligations, excluding capital lease obligations, as follows, as of December 31, 2013 and December 25, 2012:

	2013		2012
	Recorded Value	Fair Value	Recorded Value	Fair Value
Level 2	$570,856	$601,775	$719,575	$765,744
Level 3	53,132	43,971	49,627	40,169
Total	$623,988	$645,746	$769,202	$805,913

     All debt obligations are considered Level 3 except for the Senior Notes and the Secured Credit Facilities, as defined in Note 10, which are considered Level 2. We use quoted prices for identical or similar liabilities to value debt obligations classified as Level 2. We use adjusted quoted prices for similar liabilities to value debt obligations classified as Level 3. Key inputs include: 1) the determination that certain other debt obligations are similar, 2) nonperformance risk, and 3) interest rates. Changes or fluctuations in these assumptions and valuations will result in different estimates of value. The use of different techniques to determine the fair value of these debt obligations could result in different estimates of fair value at the reporting date.

The carrying value of other financial instruments including cash, cash equivalents, receivables, notes receivable, accounts payable and other short-term and long-term assets and liabilities approximate their fair values as of December 31, 2013 and December 25, 2012.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis
Our assets and liabilities measured at fair value on a non-recurring basis include equity method investments, property and equipment, mineral rights, goodwill, trade names, liquor licenses, and business combinations. As of December 31, 2013 and December 25, 2012, there were certain assets that were determined to be impaired and therefore the carrying amount of those assets were recorded at their fair value.
The estimated fair values of our assets and liabilities measured at fair value on a non-recurring basis as a result of impairment losses during the years ended December 31, 2013, December 25, 2012, and December 27, 2011 were as follows:

	2013		2012		2011
	Fair Value	Impairment Losses	Fair Value	Impairment Losses	Fair Value	Impairment Losses
Equity method investments	$—	$—	$1,077	$716	$—	$—
Property and equipment	2,028	3,937	368	717	—	—
Other assets - mineral rights	—	—	2,178	2,993	—	—
Intangible assets - trade names	—	—	490	360	1,100	50
Intangible assets - liquor licenses	642	2,443	563	140	1,065	1,223
Equity Method Investments—During the fiscal year ended December 25, 2012, we determined that one of our equity method investments had a decrease in value that was other than temporary. We recognized an impairment loss of $0.7 million during the fiscal year ended December 25, 2012 to adjust its carrying amount to its fair value of $1.1 million. The valuation method used to determine fair value was based on a third party valuation using inputs that were unobservable in the marketplace. This valuation is considered a Level 3 measurement. See Note 4.

Property and Equipment—We recognized impairment losses to property and equipment of $3.9 million and $0.7 million during the fiscal years ended December 31, 2013 and December 25, 2012, respectively, to adjust the carrying amount of certain property and equipment to its fair value of $2.0 million and $0.4 million, respectively, due to continued and projected negative operating results as well as changes in the expected holding period of certain fixed assets. The valuation method used to determine fair value was based on an analysis of discounted future free cash flows using a risk-adjusted discount rate (‘‘Income Approach’’), and based on cost adjusted for economic obsolescence (‘‘Cost Approach’’). The fair value calculations associated with these valuations are classified as Level 3 measurements. See Note 6.

Mineral Rights—We evaluate these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. During the fiscal year ended December 25, 2012, we recognized an impairment of $3.0 million to adjust the carrying value of certain of these mineral rights to their fair value of $2.2 million. The valuation is considered a Level 3 measurement and is based upon inactive market prices for similar assets which are not observable in the marketplace. See Note 8.

Trade Names—We test our trade name intangible assets annually for impairment, utilizing the relief from royalty method to determine the estimated fair value for each trade name which is classified as a Level 3 measurement. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates.

We recorded impairment of trade names of $0.4 million and $0.1 million in the fiscal years ended December 25, 2012 and December 27, 2011, respectively, to adjust the carrying amount of certain trade names to their fair value of $0.5 million and $1.1 million, respectively. See Note 7.

Liquor Licenses—We test our liquor licenses annually for impairment. We use quoted prices in active markets when they are available (Market Approach), which are considered Level 2 measurements. When quoted prices in active markets are not available, methods used to determine fair value include analysis of the discounted future free cash flows that sales under a liquor license generate (Income Approach), and a comparison to liquor licenses sold in an active market in other jurisdictions (Market Approach). These valuations are considered Level 3 measurements. Key assumptions include future cash flows, discount rates and projected margins, among other factors.

We recorded impairment of liquor licenses of $2.4 million, $0.1 million and $1.2 million in the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively, to adjust the carrying amount of certain liquor licenses to their fair value of $0.6 million, $0.6 million and $1.1 million, respectively. See Note 7.

There were no impairments to goodwill in the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011. The key assumptions used in the goodwill impairment analysis are considered Level 3 measurements. See Note 7. Assets and liabilities from business combinations were recorded on our consolidated balance sheets at fair value at the date of acquisition. The key assumptions used in determining these values are considered Level 3 measurements. See Note 13.

6. PROPERTY AND EQUIPMENT

Property and equipment, including capital lease assets, at cost consists of the following at December 31, 2013 and December 25, 2012:

	2013	2012
Land and non-depreciable land improvements	$530,212	$531,265
Depreciable land improvements	339,806	325,688
Buildings and recreational facilities	416,259	401,607
Machinery and equipment	181,619	164,005
Leasehold improvements	95,901	84,444
Furniture and fixtures	72,687	64,960
Construction in progress	3,513	2,912
	1,639,997	1,574,881
Accumulated depreciation	(405,094)	(351,342)
Total	$1,234,903	$1,223,539

Depreciation expense, from continuing operations, which included depreciation of assets recorded under capital leases, was $69.2 million, $68.5 million and $68.2 million for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively. Interest capitalized as a cost of property and equipment totaled $0.3 million, $0.2 million and $0.4 million for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively.

We evaluate property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows. We recognized impairment losses to property and equipment of $3.9 million and $0.7 million during the fiscal years ended December 31, 2013 and December 25, 2012, respectively, to adjust the carrying amount of certain property and equipment to its fair value of $2.0 million and $0.4 million, respectively, due to continued and projected negative operating results as well as changes in the expected holding period of certain fixed assets. See Note 5.

7. GOODWILL AND INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2013 and December 25, 2012:

		2013			2012
Asset	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets with indefinite lives:
Trade names		$24,850		$24,850	$24,850		$24,850
Liquor Licenses		2,023		2,023	3,886		3,886
Intangible assets with finite lives:
Member Relationships	7 years	2,800	(2,547)	253	19,068	(16,084)	2,984
Management Contracts	9 years	598	(490)	108	598	(421)	177
Other	7 years	—	—	—	426	(365)	61
Total		$30,271	$(3,037)	$27,234	$48,828	$(16,870)	$31,958

Goodwill		$258,459		$258,459	$258,459		$258,459

Intangible Assets—Intangible assets include trade names, liquor licenses and member relationships. Intangible asset amortization expense was $2.9 million, $9.8 million and $25.0 million for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively. For each of the five years subsequent to 2013 and thereafter, the amortization expense related to intangible assets with finite lives will be immaterial.

We retired fully amortized intangible assets and the related accumulated amortization of $16.3 million and $40.2 million of member relationships, $0.0 million and $1.7 million of management contracts and $0.4 million and $0.0 million of other intangibles from the consolidated balance sheets as of December 31, 2013 and December 25, 2012, respectively.

We test indefinite lived intangible assets for impairment annually. We test intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows.

We test our trade name intangible assets annually for impairment, utilizing the relief from royalty method to determine the estimated fair value for each trade name which is classified as a Level 3 measurement. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, sales projections and terminal value rates.

We recorded impairment of trade names of $0.4 million and $0.1 million in the fiscal years ended December 25, 2012 and December 27, 2011, respectively, to adjust the carrying amount of certain trade names to their fair value of $0.5 million and $1.1 million, respectively. See Note 5. We have not recognized any impairment losses to trade name intangible assets in the fiscal year ended December 31, 2013.

We test our liquor licenses annually for impairment. We use quoted prices in active markets when they are available (Market Approach), which are considered Level 2 measurements. When quoted prices in active markets are not available, methods used to determine fair value include analysis of the discounted future free cash flows that sales under a liquor license generate (Income Approach), and a comparison to liquor licenses sold in an active market in other jurisdictions (Market Approach). These valuations are considered Level 3 measurements. Key assumptions include future cash flows, discount rates and projected margins, among other factors.

We recorded impairment of liquor licenses of $2.4 million, $0.1 million and $1.2 million in the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively, to adjust the carrying amount of certain liquor licenses to their fair value of $0.6 million, $0.6 million and $1.1 million, respectively. See Note 5.

Goodwill—We evaluate goodwill for impairment at the reporting unit level (golf and country clubs and business, sports and alumni clubs), which are the same as our operating segments. When testing for impairment, we first compare the fair value of our reporting units to the recorded values. Valuation methods used to determine fair value include analysis of the discounted future free cash flows that a reporting unit is expected to generate (Income Approach) and an analysis which is based upon a comparison of our reporting units to similar companies utilizing a purchase multiple of earnings before interest, taxes, depreciation and amortization (Market Approach). These valuations are considered Level 3 measurements. Key assumptions used in this model include future cash flows, growth rates, discount rates, capital needs and projected margins, among other factors.

If the carrying amount of the reporting units exceeds its fair value, goodwill is considered potentially impaired and a second step is performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, we compare the implied value of the reporting unit's goodwill with the carrying value of that unit's goodwill. If the carrying value of the reporting unit's goodwill exceeds the implied value, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. Accordingly, the fair value of a reporting unit is allocated to the assets and liabilities of that unit, including intangible assets, and any excess of the value of the reporting unit over the amounts assigned to its assets and liabilities is the implied value of its goodwill.

We evaluate goodwill for impairment annually as of the first day of our last fiscal quarter or whenever events or circumstances indicate that the carrying amount may not be fully recoverable. Based on this analysis, no impairment of goodwill was recorded for the fiscal years ended December 31, 2013 and December 27, 2011.

During the fiscal year ended December 25, 2012, we entered into an agreement to sell a business, sports and alumni club for proceeds of $5.9 million. See Note 13. We evaluated goodwill for impairment in conjunction with this agreement. Based on this analysis, no impairment of goodwill was required prior to entering into the sales agreement. As a result of the sale, we allocated $6.5 million of goodwill to this property and recognized a loss on disposal of goodwill for this amount in the fiscal year ended December 25, 2012. This loss is presented in loss from discontinued operations in the consolidated statements of operations and comprehensive loss. Estimates utilized in the future evaluations of goodwill for impairment could differ from estimates used in the current period calculations. Unfavorable future estimates could result in an impairment of goodwill.

The following table shows goodwill activity by reporting unit. No impairments have been recorded for either reporting unit.

	Golf & Country Clubs	Business, Sports & Alumni Clubs	Total
December 27, 2011	$113,108	$151,851	$264,959
Loss on disposal - discontinued operations	$—	$(6,500)	$(6,500)
December 25, 2012	$113,108	$145,351	$258,459
December 31, 2013	$113,108	$145,351	$258,459

8. OTHER ASSETS

Other assets includes debt issuance costs, assets related to mineral rights and above and below market leases.

Debt Issuance Costs—Debt issuance costs totaled $15.9 million and $13.1 million at December 31, 2013 and December 25, 2012, respectively. See Note 10.

Mineral Rights—Mineral rights at various golf properties totaled $2.3 million and $2.3 million at December 31, 2013 and December 25, 2012, respectively. These assets will be depleted using the percentage depletion method based on actual production. We evaluate these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. During the fiscal year ended December 25, 2012, we recognized an impairment of $3.0 million to adjust the carrying value of certain of these mineral rights to their fair value of $2.2 million. See Note 5. We have not recognized any impairment losses to mineral rights in the fiscal years ended December 31, 2013 and December 27, 2011. The valuation is considered a Level 3 measurement and is based upon inactive market prices for similar assets which are not observable in the marketplace. During 2008, we entered into certain mineral lease and surface right agreements with third parties to allow for exploration and production on these properties. We received $19.9 million which was classified as other current and long term liabilities in the consolidated balance sheets and was recognized in other income in the consolidated statements of operations on a straight line basis over the term of the agreements, which ranged from six months to four years.

Above and Below Market Leases—As a result of our acquisition by affiliates of KSL in 2006, we have recorded above and below market lease intangibles. The above market lease intangibles totaled $1.4 million and $2.0 million at December 31, 2013 and December 25, 2012, respectively, and are recorded in other liabilities; below market lease intangibles were $0.4 million and $1.2 million at December 31, 2013 and December 25, 2012, respectively, and are recorded in other assets. Amortization of the net above/below market lease intangibles is recorded as a net (increase) reduction in rent expense.

Related net amortization (accretion) over the next 5 years and thereafter is as follows:

Year	Amount

2014	$365
2015	256
2016	101
2017	92
2018	83
Thereafter	76
Total	$973

9. CURRENT AND LONG-TERM LIABILITIES

Current liabilities consist of the following at December 31, 2013 and December 25, 2012:

	2013	2012
Accrued compensation	$27,933	$24,060
Accrued interest	2,373	4,957
Other accrued expenses	6,466	6,972
Total accrued expenses	$36,772	$35,989

Taxes payable other than federal income taxes	$20,000	$16,211
Federal income taxes payable	455	467
Total accrued taxes	$20,455	$16,678

Advance deposits from members	$17,305	$12,489
Unearned dues	32,438	11,916
Deferred membership revenues	10,883	16,519
Insurance reserves	8,175	8,659
Distributions to owners declared, but unpaid	7,654	—
Other current liabilities	2,845	3,332
Total other current liabilities	$79,300	$52,915

Other long-term liabilities consist of the following at December 31, 2013 and December 25, 2012:

	2013	2012
Uncertain tax positions	$56,105	$52,713
Deferred membership revenues	42,773	41,218
Casualty insurance loss reserves - long term portion	11,255	10,936
Above market lease intangibles	1,347	2,040
Deferred rent	22,716	19,127
Accrued interest on notes payable related to Non-Core Development Entities	21,111	20,029
Other	2,637	2,975
Total other long-term liabilities	$157,944	$149,038

10. DEBT AND CAPITAL LEASES

Secured Credit Facilities

Secured Credit Facilities—In 2010, Operations entered into the secured credit facilities (the “Secured Credit Facilities”). The Secured Credit Facilities were subsequently amended in 2012 and 2013. As amended, the Secured Credit Facilities are comprised of (i) a $301.1 million term loan facility, and (ii) a revolving credit facility with $120.5 million available for borrowing as of December 31, 2013, after deducting $19.6 million of standby letters of credit outstanding. In addition, so long as there is no default or event of default under the Secured Credit Facilities, Operations may, subject to lender participation, elect to increase the combined revolving and term loan capacity of the Secured Credit Facilities by incremental amounts of (x) $75.0 million, and, after full utilization of such $75.0 million, (y) an additional incremental amount subject to and determined by certain financial covenants.

As of December 31, 2013, the interest rate on the term loan facility was the higher of (i) 4.0% or (ii) an elected LIBOR plus a margin of 3.0% and the maturity date of the term loan facility is July 24, 2020.

As of December 31, 2013, the revolving credit facility is comprised of two tranches of revolving credit commitments. As of such date, the first tranche of revolving credit commitments (“Tranche A”) had capacity of $5.1 million, which was reduced by $5.1 million in outstanding standby letters of credit, leaving no amounts available for borrowing under Tranche A. As each outstanding standby letter of credit supported by Tranche A matures, the total Tranche A commitment is reduced to the remaining balance of outstanding standby letters of credit thereunder. Tranche A matures on November 30, 2015.

As of December 31, 2013, the second tranche of revolving credit commitments (“Tranche B”) had capacity of $135.0 million, which was reduced by $14.5 million of standby letters of credit outstanding, leaving $120.5 million available for borrowing. Tranche B matures on September 30, 2018 and bears interest at a rate of LIBOR plus a margin of 3.0% per annum. Operations is required to pay a commitment fee on all undrawn amounts under the revolving credit facility and a fee on all outstanding letters of credit, payable quarterly in arrears.

The credit agreement, as amended, contains a senior secured leverage ratio covenant (the “Senior Secured Leverage Ratio”). The Senior Secured Leverage Ratio, defined in the credit agreement as Consolidated Senior Secured Debt (exclusive of the Senior Notes) to Consolidated EBITDA (“Adjusted EBITDA”), requires Operations and its restricted subsidiaries to maintain a leverage ratio of no greater than 4.00:1.00 for each fiscal quarter ended on or after June 30, 2013. As of December 31, 2013, Operations' leverage ratio was 1.89:1.00.

The amendments to the Secured Credit Facilities made during 2012 and 2013 included, among other things, the following key modifications:

On November 16, 2012, Operations entered into an amendment to the credit agreement governing the Secured Credit Facilities, which reduced the interest rate on the term loan facility to the higher of (i) 5.0% or (ii) an elected LIBOR plus a margin of 3.75%.

On July 24, 2013, Operations entered into a second amendment to the credit agreement governing the Secured Credit Facilities to reduce the interest rate on the term loan facility, increase the principal borrowed under the term loan facility, extend the maturity date of the term loan facility, eliminate the quarterly principal payment requirement under the term loan facility, increase the amount of permissible incremental facilities and modify certain financial covenants and non-financial terms and conditions associated with the credit agreement governing the Secured Credit Facilities. The interest rate on the term loan facility was reduced to the higher of (i) 4.25% or (ii) an elected LIBOR plus a margin of 3.25%, with an additional reduction to the higher of (i) 4.0% or (ii) an elected LIBOR plus a margin of 3.0%, upon successful completion of an initial public offering with proceeds of at least $50.0 million, which condition was satisfied on September 25, 2013, by the receipt by Operations, by way of contribution, of the net proceeds from the completion of our IPO. The term loan facility principal balance was increased to $301.1 million and the maturity date of the term loan facility was extended to July 24, 2020.

On August 30, 2013, Operations entered into a third amendment to the credit agreement governing the Secured Credit Facilities to conditionally secure the $135.0 million incremental revolving credit commitment (Tranche B). The third amendment became effective on September 30, 2013, subsequent to the satisfaction of certain conditions, including the receipt by Operations, by way of contribution, of more than $150.0 million of proceeds from the completion of our IPO. The Tranche B $135.0 million revolving credit commitments mature five years from the effective date of the third amendment and borrowings will bear interest at a rate of LIBOR plus a margin of 3.0% per annum. Additionally, the third amendment reduced the existing $50.0 million revolving credit commitment (Tranche A) to $19.6 million, the amount of standby letters of credit outstanding as of the effective date of the third amendment.

Subsequent to the end of our fiscal year end, on February 21, 2014, Operations entered into a fourth amendment to the credit agreement governing the Secured Credit Facilities which made only administrative changes to such credit agreement.

All obligations under the Secured Credit Facilities are guaranteed by Operations' Parent and each existing and all subsequently acquired or organized direct and indirect restricted subsidiaries of ClubCorp, other than certain excluded subsidiaries (collectively, the “guarantors”). The Secured Credit Facilities are secured, subject to permitted liens and other exceptions, by a first-priority perfected security interest in substantially all the assets of ClubCorp, and the guarantors, including, but not limited to (1) a perfected pledge of all the domestic capital stock owned by Operations and the guarantors, and (2) perfected security interests in and mortgages on substantially all tangible and intangible personal property and material fee-owned property of Operations and the guarantors, subject to certain exclusions.

Operations is required to make interest payments on the last business day of each of March, June, September and December. Operations may be required to prepay the outstanding term loan facility by a percentage of excess cash flows, as defined by the Secured Credit Facilities, each fiscal year end after their annual consolidated financial statements are delivered, which percentage may decrease or be eliminated depending on the results of the Senior Secured Leverage Ratio test at the end of each fiscal year. Additionally, Operations is required to prepay the term loan facility with proceeds from certain asset sales, borrowings and certain insurance claims as defined by the Secured Credit Facilities.

Operations may voluntarily repay outstanding loans under the Secured Credit Facilities in whole or in part upon prior notice without premium or penalty, other than certain fees incurred in connection with repaying, refinancing, substituting or replacing the existing term loans with new indebtedness.

Operations is also required to pay a commitment fee on all undrawn amounts under the revolving credit facility and a fee on all outstanding letters of credit, payable in arrears on the last business day of each March, June, September and December.

The credit agreement governing the Secured Credit Facilities limits Operations' Parent's and Operations' (and most or all of Operations' Parent's subsidiaries') ability to:

•	create, incur, assume or suffer to exist any liens on any of their assets;

•	make or hold any investments (including loans and advances);

•	incur or guarantee additional indebtedness;

•	enter into mergers or consolidations;

•	conduct sales and other dispositions of property or assets;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	change the nature of the business;

•	enter into transactions with affiliates; and

•	enter into burdensome agreements.

Operations incurred debt issuance costs in conjunction with the issuance of the Secured Credit Facilities of $6.8 million. These have been capitalized and are being amortized over the term of the loan. Operations incurred additional debt issuance costs of $0.8 million in conjunction with the amendment entered into on November 16, 2012, $4.4 million in conjunction with the second amendment entered into on July 24, 2013 and $3.4 million in conjunction with the third amendment entered into on August 30, 2013. These have also been capitalized and are being amortized over the remaining term of the loan.

Senior Notes

On November 30, 2010, Operations issued $415.0 million in senior unsecured notes (the “Senior Notes”) with registration rights, bearing interest at 10.0% and maturing December 1, 2018. The interest is payable semiannually in arrears on June 1 and December 1 each year, beginning June 1, 2011. These notes are fully and unconditionally guaranteed on a joint and several basis by most of Operations' subsidiaries (“Guarantor Subsidiaries”), each of which is one hundred percent owned by Operations. The Senior Notes are not guaranteed by certain of Operations' subsidiaries (“Non-Guarantor Subsidiaries”). The indenture governing the Senior Notes limits our (and most or all of Operations' subsidiaries') ability to:

•	incur, assume or guarantee additional indebtedness;

•	pay dividends or distributions on capital stock or redeem or repurchase capital stock;

•	make investments;

•	enter into agreements that restrict the payment of dividends or other amounts by subsidiaries to us;

•	sell stock of our subsidiaries;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates; and

•	enter into mergers or consolidations.

Subject to certain exceptions, the indenture governing these notes permits Operations and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

On October 28, 2013, Operations repaid $145.3 million in aggregate principal of the $415.0 million in Senior Notes, plus approximately $5.9 million in accrued and unpaid interest thereon, and $14.5 million of redemption premium. This redemption is pursuant to a provision in the indenture governing the Senior Notes that permits the redemption of up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offering proceeds at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Operations may redeem some or all of the remaining Senior Notes at any time prior to December 1, 2014 at a price equal to the principal amount of the Senior Notes redeemed plus accrued and unpaid interest, if any, to the redemption date plus the Make-Whole Premium. The “Make-Whole Premium” is defined as the greater of (1) 1% of the principal amount of the Senior Notes being redeemed and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the Senior Notes being redeemed at December 1, 2014 plus (ii) all remaining required interest payments due on such Senior Notes through December 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the then outstanding principal amount of the Senior Notes being redeemed.

After December 1, 2014, Operations may redeem the Senior Notes at the redemption prices (expressed as percentages of principal amount) listed below plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2014	105.000%
2015	102.500%
2016 and thereafter	100.000%

Operations incurred debt issuance costs in conjunction with the issuance of the Senior Notes of $9.1 million. These have been capitalized and are being amortized over the term of the Senior Notes. In conjunction with the principal payment made on October 28, 2013, we expensed a proportionate share of the unamortized debt issuance costs of $2.3 million in the year ended December 31, 2013.

Mortgage Loans

General Electric Capital Corporation (“GECC”)—In July 2008, we entered into a secured mortgage loan with GECC for $32.0 million with an original maturity of July 2011. During the fiscal year ended December 27, 2011, we extended the term of the loan to July 2012. Effective August 1, 2012, we amended the loan agreement with GECC which extended the maturity to November 2015 with two additional twelve month options to extend through November 2017 upon satisfaction of certain conditions of the loan agreement. As of December 31, 2013, we expect to meet the required conditions and currently intend to extend the loan with GECC to November 2017.

The loan is collateralized by the assets of two golf and country clubs with a book value of $38.1 million as of December 31, 2013. The proceeds from the loan were used to pay existing debt of $11.2 million to GECC, $2.7 million to Ameritas Life and $8.0 million to Citigroup. Interest rates are variable based on 30 day LIBOR rates. Payments on the loan were interest only through August 2009 with principal payments commencing in September 2010 based upon a twenty-five year amortization schedule. However, as the cash on cash return (defined as the percentage of underwritten net operating income for the previous twelve months divided by the outstanding principal balance of the loan as of such date) for the period September 1, 2008 through August 31, 2009, and September 1, 2009 through August 31, 2010, was greater than 14% and 15%, respectively, amortization did not commence until September 1, 2011. As part of the August 1, 2012 amendment, the interest rate was changed from 3.25% plus 30 day LIBOR to 5% plus the greater of three month LIBOR or 1%.

We incurred debt issuance costs in conjunction with the original loan of $0.9 million which have been capitalized and were amortized over the original term of the loan. During the fiscal year ended December 27, 2011, we incurred additional debt issuance costs in conjunction with the term extension of $0.1 million which have been capitalized and were amortized over the term of the extension. During the fiscal year ended December 25, 2012, we incurred additional debt issuance costs in conjunction with the amendment of $0.2 million which have been capitalized and are being amortized over the original term of the amended loan.

Atlantic Capital Bank—In October 2010, we entered into a new mortgage loan with Atlantic Capital Bank for $4.0 million of debt maturing in 2015 with twenty-five year amortization. The loan is collateralized by the assets of one golf and country club with a book value of $6.3 million as of December 31, 2013. The interest rate is the greater of 3% plus 30 day LIBOR or 4.5%. We incurred debt issuance costs in conjunction with the issuance of this mortgage loan of $0.1 million. These have been capitalized and are being amortized over the term of the loan.

BancFirst—In connection with the acquisition of Oak Tree Country Club in May 2013, we assumed a mortgage loan with BancFirst for $5.0 million. See Note 13. The loan has an original maturity of October 2014 with two twelve month options to extend the maturity through October 2016 upon satisfaction of certain conditions in the loan agreement. As of December 31, 2013, we expect to meet the required conditions and currently intend to extend the loan with BancFirst to October 2016. The loan is collateralized by the assets of the club, which had a book value of $7.9 million as of December 31, 2013. The interest rate is the greater of 4.5% or the prime rate. We incurred an immaterial amount of debt issuance costs in conjunction with the assumption of this mortgage loan. These costs have been capitalized and are being amortized over the term of the loan.

Long-term borrowings and lease commitments of the Company as of December 31, 2013 and December 25, 2012, are summarized below:

	2013		2012
	Carrying Value	Interest Rate	Carrying Value	Interest Rate	Interest Rate Calculation	Maturity

Senior Notes	$269,750	10.00%	$415,000	10.00%	Fixed	2018
Secured Credit Facilities
Term Loan	301,106	4.00%	304,575	5.00%	As of December 31, 2013, greater of (i) 4.0% or (ii) an elected LIBOR + 3.0%; as of December 25, 2012, greater of (i) 5.0% or (ii) an elected LIBOR + 3.75%	2020
Revolving Credit Borrowings - Tranche A ($5,093 capacity) (1)	—	6.00%	—	6.00%	Greater of (i) 6.0% or (ii) an elected LIBOR + 4.5%	2015
Revolving Credit Borrowings - Tranche B ($135,000 capacity) (2)	—	3.25%	—	—%	LIBOR plus a margin of 3.0%	2018
Mortgage Loans
General Electric Capital Corporation	30,313	6.00%	30,992	6.00%	5.00% plus the greater of (i) three month LIBOR or (ii) 1%	2017
Notes payable related to certain Non-Core Development Entities	11,837	9.00%	11,837	9.00%	Fixed	(3)
Atlantic Capital Bank	3,493	4.50%	3,653	4.50%	Greater of (i) 3.0% + 30 day LIBOR or (ii) 4.5%	2015
BancFirst	4,652	4.50%	—	—	Greater of (i) 4.50% or prime rate	2016
Other indebtedness	2,837	4.75% - 8.00%	3,145	5.75% - 8.00%	Fixed	Various

	623,988		769,202
Capital leases	25,691		24,155
	649,679		793,357
Less current portion	(11,567)		(24,988)
	$638,112		$768,369
______________________

(1)	As of December 31, 2013, Tranche A had capacity of $5.1 million, which was reduced by $5.1 million in outstanding standby letters of credit, leaving no amounts available for borrowing under Tranche A.

(2)	As of December 31, 2013, Tranche B had capacity of $135.0 million, which was reduced by $14.5 million of standby letters of credit outstanding, leaving $120.5 million available for borrowing.

(3)	Notes payable related to certain Non‑Core Development Entities are payable through the cash proceeds related to the sale of certain real estate held by these Non‑Core Development Entities.

The amount of long-term debt maturing in each of the five years subsequent to 2013 and thereafter is as follows:

Year	Debt	Capital Leases	Total
2014	$1,714	$9,853	$11,567
2015	4,730	8,187	12,917
2016	4,568	4,994	9,562
2017	28,885	2,250	31,135
2018	270,080	407	270,487
Thereafter	314,011	—	314,011
Total	$623,988	$25,691	$649,679

If we were to default on the Secured Credit Facilities and our lender was to accelerate the payment of all our principal and interest due, the holders of the Senior Notes could declare a cross-default.

11. LEASES

We lease operating facilities under agreements with terms up to 99 years. These agreements normally provide for minimum rentals plus executory costs. In some cases, we must pay contingent rent generally based on a percentage of gross receipts or positive cash flows as defined in the lease agreements. As a result, future lease payments that are considered contingent on future results are not included in the table below.

Future minimum lease payments for each of the next five years and thereafter required at December 31, 2013 under operating leases for land, buildings and recreational facilities with initial non-cancelable lease terms in excess of one year are as follows:

Year	Capital Leases	Operating Leases

2014	$11,399	$19,953
2015	8,980	19,295
2016	5,322	17,155
2017	2,357	16,096
2018	404	14,655
Thereafter	—	107,022
Minimum lease payments	$28,462	$194,176
Less: imputed interest component	2,771
Present value of net minimum lease payments of which $9.9 million is included in current liabilities	$25,691

Total facility rental expense was $29.4 million, $29.1 million and $29.2 million in the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively; contingent rent was $8.8 million, $8.4 million and $8.4 million in the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively.

12. INCOME TAXES

Holdings files a consolidated federal income tax return. Income taxes recorded are adjusted to the extent losses or other deductions cannot be utilized in the consolidated federal income tax return. We file state tax returns on a separate company basis or unitary basis as required by law. Additionally, certain subsidiaries of Holdings, owned through lower tier joint ventures, file separate tax returns for federal and state purposes.

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are calculated using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Valuation allowances are provided against deferred income tax assets for amounts which are not considered “more likely than not” to be realized.

Loss from continuing operations before income taxes and noncontrolling interest consists of the following:

	2013	2012	2011
Domestic	$(38,583)	$(23,563)	$(53,268)
Foreign	(404)	(40)	1,483
	$(38,987)	$(23,603)	$(51,785)

The income tax (expense) benefit from continuing operations consists of the following:

	2013	2012	2011
Current
Federal	$(3,040)	$(1,508)	$(2,840)
State	(2,972)	(1,185)	(3,283)
Foreign	(220)	1,027	(494)
Total Current	(6,232)	(1,666)	(6,617)
Deferred
Federal	4,209	6,090	17,876
State	342	3,104	5,162
Foreign	—	—	—
Total Deferred	4,551	9,194	23,038
Total income tax (expense) benefit	$(1,681)	$7,528	$16,421

The differences between income taxes computed using the U.S. statutory Federal income tax rate of 35% and the actual income tax provision for continuing operations as reflected in the accompanying consolidated statements of operations are as follows:

	2013	2012	2011
Expected Federal income tax benefit	$13,645	$8,260	$18,005
State taxes, net of Federal benefit	(468)	409	1,879
Change in valuation allowance - State	(1,266)	828	(668)
Change in valuation allowance - Foreign	(44)	(707)	445
Foreign rate differential	(97)	2	74
IETU, Withholding and Other Permanent- Foreign	(220)	557	(494)
Forgiveness of Debt	—	—	(290)
Adjustments Related to Tax Contingencies	(3,171)	(3,273)	(2,921)
Equity-based compensation	(4,192)	—	—
Membership initiation deposits	(4,586)	—	—
Other, net	(1,282)	1,452	391
Actual income tax (expense) benefit	$(1,681)	$7,528	$16,421

We had the following net operating loss carryforwards at December 31, 2013, which are available to offset future taxable income:

Type of Carryforward	Gross Amount	Expiration Dates (in years)
Federal tax operating loss	$25,969	2031	-	2033
State tax operating loss	$172,223	2014	-	2033
AMT net operating loss	$26,735	2031	-	2033
Mexico net operating loss	$17,635	2014	-	2023

The components of the deferred tax assets and deferred tax liabilities at December 31, 2013 and December 25, 2012 are as follows:

	2013	2012
Deferred tax assets:
Federal tax net operating loss carryforwards	$9,089	$8,045
State and foreign tax net operating loss carryforwards	11,417	11,102
Membership deferred revenue	51,568	48,041
Reserves and accruals	19,902	17,422
Tax credits	3,162	2,930
Suspended losses	—	11,272
Capital losses	6,723	—
Straight-line rent	8,650	7,321
Other	18,942	17,663
Total gross deferred tax assets	$129,453	$123,796
Valuation allowance	(10,916)	(10,474)
Deferred tax liabilities:
Discounts on membership initiation deposits and acquired notes	(150,905)	(151,538)
Property and equipment	(155,424)	(145,989)
Deferred revenue	(1,920)	(1,872)
Intangibles	(10,541)	(11,435)
Other	(333)	(2,382)
Total gross deferred tax liabilities	(319,123)	(313,216)
Net deferred tax liability	$(200,586)	$(199,894)

The allocation of deferred taxes between current and long-term as of December 31, 2013 and December 25, 2012 is as follows:

	2013	2012
Current portion-deferred tax asset, net	$10,403	$7,896
Long-term deferred tax liability, net	(210,989)	(207,790)
Net deferred tax liability	$(200,586)	$(199,894)

Valuation allowances included above of $10.9 million and $10.5 million at December 31, 2013 and December 25, 2012, respectively, relate primarily to net operating loss carryforwards in certain states and in Mexico.

GAAP prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.

A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. GAAP also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

We recognize accrued interest and penalties related to uncertain tax positions as a component of income tax expense. Income tax expense for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011 includes interest expense and penalties of $4.1 million, $3.7 million and $3.4 million respectively.

A reconciliation of the change in our unrealized tax benefit for all periods presented is as follows:

	2013	2012	2011
Balance at beginning of year	$51,384	$52,513	$53,215
Increases in tax positions for current year	—	—	—
Increases in tax positions for prior years	103	17	52
Decreases in tax positions for prior years	(1,109)	(1,146)	(754)
Balance at end of year	$50,378	$51,384	$52,513

As of December 31, 2013 and December 25, 2012, we have recorded $56.1 million and $52.7 million, respectively, of unrecognized tax benefits related to uncertain tax positions, including interest and penalties, which are included in other liabilities in the consolidated balance sheets. The majority of unrecognized tax benefits relates to cancellation of indebtedness income stemming from the 2010 ClubCorp Formation and related debt restructuring transactions. The calculation of the cancellation of indebtedness income recognized in connection with the ClubCorp Formation was complex and involved significant judgments and interpretations on our part, including the valuation of assets held at such time. If we were to prevail on all uncertain tax positions, the net effect would be an income tax benefit of approximately $44.0 million, exclusive of any benefits related to interest and penalties.

Holdings files income tax returns in the U.S. federal jurisdiction, numerous state jurisdictions and in two foreign jurisdictions. We are currently undergoing an Internal Revenue Service (“IRS”) audit of certain components of the tax return for the year ended December 28, 2010, which includes the debt restructuring transactions and related cancellation of indebtedness income amounts. In addition, certain of our foreign subsidiaries are under audit in Mexico for the 2008 and 2009 tax years. It is likely that within the next 12 months our unrecognized tax benefits will be impacted by the resolution of some or all of the matters currently under audit by the U.S. and Mexican taxing authorities. However, as audit outcomes and the timing of audit resolutions are subject to significant uncertainty, and given the nature and complexity of the issues involved, we are unable to reasonably estimate the possible amount of change in the unrecognized tax benefits, if any, that may occur within the next 12 months as a result of the above examinations. Nevertheless, we believe we are adequately reserved for our uncertain tax positions as of December 31, 2013.

13. CLUB ACQUISITIONS, CLUB DISPOSITIONS AND DISCONTINUED OPERATIONS

Club Acquisitions

Assets and liabilities from business combinations were recorded on our consolidated balance sheets at fair value at the date of acquisition. The results of operations of such businesses have been included in the consolidated statements of operations since their date of acquisition.

Chantilly National Golf & Country Club—On December 17, 2013, we acquired Chantilly National Golf & Country Club, a private country club located in Centreville, Virginia, in exchange for net cash consideration of $4.8 million. We recorded the following major categories of assets and liabilities, which are subject to change until our information is finalized, no later than twelve months from the acquisition date:

Depreciable land improvements, property and equipment	$5,171
Inventory	103
Other current liabilities	(25)
Other long-term liabilities	(180)
Long-term debt	(234)
Total	$4,835

Cherry Valley Country Club—On June 18, 2013, we acquired Cherry Valley Country Club, a private country club located in Skillman, New Jersey, in exchange for net cash consideration of $5.6 million. We recorded the following major categories of assets and liabilities:

Depreciable land improvements, property and equipment	$5,976
Prepaid assets	121
Inventory	179
Long-term debt	(311)
Other liabilities	(408)
Total	$5,557

Oak Tree Country Club—On May 22, 2013, we acquired Oak Tree Country Club, a private country club located in Edmond, Oklahoma, in exchange for net cash consideration of $5.2 million. We assumed debt of $5.0 million in connection with the acquisition. We recorded the following major categories of assets and liabilities:

Land, property and equipment	$12,108
Receivables, prepaid assets and other assets	662
Inventory	233
Current maturities of long-term debt	(468)
Long-term debt	(4,486)
Deferred tax liability	(722)
Membership initiation deposits and other liabilities	(2,099)
Total	$5,228

Hartefeld National Golf Club—On April 18, 2012, we acquired Hartefeld National Golf Club, a private country club located in Avondale, Pennsylvania. We recorded the following major categories of assets and liabilities in exchange for consideration of $3.6 million:

Land, depreciable land improvements, property and equipment	$3,999
Prepaid real estate taxes	31
Inventory	112
Deferred revenue and other liabilities	(572)
Total	$3,570

Long Island Clubs—On June 7, 2011, ClubCorp acquired three properties located in Long Island, New York. The properties include Hamlet Golf and Country Club which is a private golf club, and Wind Watch Golf and Country Club and Willow Creek Golf and Country Club which are semi-private golf clubs. We recorded the following major categories of assets and liabilities in exchange for total consideration of $18.8 million:

Land, property and equipment	$20,223
Prepaid real estate taxes	487
Inventory	197
Deferred revenue and other liabilities	(2,131)
Total	$18,776

Canterwood Golf & Country Club—On August 9, 2011, ClubCorp acquired Canterwood Golf and Country Club, a private golf club property located in Gig Harbor, Washington. We recorded the following major categories of assets and liabilities in exchange for consideration of $4.0 million:

Land, property and equipment	$4,003
Inventory and other current assets	149
Deferred revenue and other liabilities	(171)
Total	$3,981

There was no goodwill recorded on any of the purchase transactions listed above.

     Revenues and operating income associated with clubs acquired during the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, were as follows for each year.

	2013	2012	2011
Revenues	$34,751	$22,175	$10,079
Operating income (loss)	$538	$705	$(620)

The pro forma information related to these acquisitions is not material to our historical results of operations.

Club Dispositions

Clubs may be divested when we determine they will be unable to provide a positive contribution to cash flows from operations in future periods and/or when they are determined to be non-strategic holdings for the Company. Gains from divestitures are recognized in the period in which operations cease and losses are recognized when we determine that the carrying value is not recoverable and exceeds fair value.

Glendale Racquet Club, Inc.—On September 27, 2012, we sold certain assets and liabilities of Glendale Racquet Club, Inc., a sports club located in Milwaukee, Wisconsin, to an unrelated third party for $5.9 million. The sale resulted in a pre-tax loss of $11.1 million recorded in the fiscal year ended December 25, 2012 including a $6.5 million loss recognized for goodwill allocated to this entity. See Note 7. These losses are included in loss from discontinued operations in the consolidated statements of operations and comprehensive loss.

We discontinued one additional business, sports and alumni club and one golf management contract in the fiscal year ended December 25, 2012 for a pre-tax gain of $0.1 million. In conjunction with the discontinued golf management contract, we recorded impairment of liquor licenses of $0.1 million. See Note 7. We discontinued two business, sports and alumni clubs and one golf management contract for a pre-tax loss of $0.0 million during the fiscal year ended December 27, 2011.

We did not discontinue any clubs in the fiscal year ended December 31, 2013.

There were no assets held for sale at December 31, 2013 or December 25, 2012.

Discontinued Club Operations

Operations of the clubs that have been disposed along with the held for sale property were reclassified to discontinued operations on the consolidated statements of operations. Summarized financial information for these clubs is as follows:

	2013	2012	2011
Revenues	$—	$3,759	$7,387
Operating expenses, excluding loss on disposals and impairments of assets	(10)	(3,658)	(7,152)
Gain (loss) on disposals and impairments of assets	1	(11,448)	(126)
Interest expense	—	(2,239)	(215)
Loss from discontinued club operations, before taxes	(9)	(13,586)	(106)
Income tax (expense) benefit	(3)	2,669	(152)
Net income (loss) from discontinued clubs	$(12)	$(10,917)	$(258)

14. SEGMENT INFORMATION

We currently have two reportable segments: (1) golf and country clubs and (2) business, sports and alumni clubs. These segments are managed separately and discrete financial information, including Adjusted EBITDA, our financial measure of segment profit and loss, is reviewed regularly by our chief operating decision maker to evaluate performance and allocate resources. Our chief operating decision maker is our Chief Executive Officer. We also use Adjusted EBITDA, on a consolidated basis, to assess our ability to service our debt, incur additional debt and meet our capital expenditure requirements. We believe that the presentation of Adjusted EBITDA, on a consolidated basis, is appropriate as it provides additional information to investors about our compliance with certain financial covenants and investors and lenders have historically used EBITDA-related measures.

We began managing the business using Adjusted EBITDA, which is the earnings measure historically disclosed on a consolidated basis, as our measure of segment profit and loss in fiscal year 2014. Prior to this change, we utilized Segment EBITDA (“Segment EBITDA”) as our measure of segment profit and loss, but we also presented Adjusted EBITDA on a consolidated basis, as certain financial covenants in the credit agreement governing the Secured Credit Facilities utilize this measure of Adjusted EBITDA. These two measurements have not produced materially different results. This change results in alignment of our internal measure of segment profit and loss with the measure used to evaluate our performance on a consolidated basis and the financial covenants under the Credit Agreement, and it reduces the number of non-GAAP measurements we report, thus simplifying our financial reporting. The manner in which we calculate Adjusted EBITDA has not changed. For comparability purposes, amounts for all periods have been recast.

EBITDA is defined as net income before interest expense, income taxes, interest and investment income, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus impairments, gain or loss on disposition and acquisition of assets, losses from discontinued operations, loss on extinguishment of debt, non-cash and other adjustments, equity-based compensation expense and an acquisition adjustment. The acquisition adjustment to revenues and Adjusted EBITDA within each segment represents estimated deferred revenue using current membership life estimates related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI in 2006. Adjusted EBITDA is based on the definition of Consolidated EBITDA as defined in the credit agreement governing the Secured Credit Facilities and may not be comparable to other companies. The credit agreement governing the Secured Credit Facilities contains certain financial covenants which require the Company to maintain specified financial ratios in reference to Adjusted EBITDA.

Golf and country club operations consist of private country clubs, golf clubs and public golf facilities. Private country clubs provide at least one 18-hole golf course and various other recreational amenities that are open to members and their guests. Golf clubs provide both private and public golf play and usually offer fewer other recreational amenities. Public golf facilities are open to the public and generally provide the same services as golf clubs.

Business, sports and alumni club operations consist of business clubs, business/sports clubs, sports clubs and alumni clubs. Business clubs provide a setting for dining, business or social entertainment. Sports clubs provide a variety of recreational facilities and business/sports clubs provide a combination of the amenities available at business clubs and sports clubs. Alumni clubs provide the same amenities as business clubs while targeting alumni and staff of universities.

We also disclose other (“Other”), which consists of other business activities including ancillary revenues related to alliance arrangements, a portion of the revenue associated with upgrade offerings, reimbursements for certain costs of operations at managed clubs, amortization of certain proceeds received from mineral lease and surface right agreements, corporate overhead expenses, and shared services. Other also includes corporate assets such as cash, goodwill, intangible assets, and loan origination fees.

The table below shows summarized financial information by segment for continuing operations for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011:

	2013	2012	2011
Golf and Country Clubs
Revenues	$628,623	$586,083	$555,687
Adjusted EBITDA	180,358	168,594	156,001
Total Assets	1,254,988	1,222,966
Capital Expenditures	47,546	47,283	48,326

Business, Sports and Alumni Clubs
Revenues	$180,430	$174,344	$171,545
Adjusted EBITDA	34,500	34,255	32,673
Total Assets	90,078	79,678
Capital Expenditures	18,641	14,198	10,564

Other
Revenues	$13,512	$1,817	$1,236
Adjusted EBITDA	(37,504)	(36,660)	(31,501)
Total Assets	391,151	417,903
Capital Expenditures	5,428	3,766	4,253

Elimination of intersegment revenues and segment reporting adjustments	$(7,485)	$(7,300)	$(8,506)

Total
Revenues	$815,080	$754,944	$719,962
Adjusted EBITDA	177,354	166,189	157,173
Total Assets	1,736,217	1,720,547
Capital Expenditures	71,615	65,247	63,143

The following table presents revenue and long-lived assets by geographical region, excluding financial instruments. Foreign operations are primarily located in Mexico.

	2013	2012	2011
Revenues
United States	$808,208	$748,124	712,636
All Foreign	6,872	6,820	7,326
Total	$815,080	$754,944	$719,962

	2013	2012
Long-Lived Assets
United States	$1,517,823	$1,505,389
All Foreign	26,717	27,203
Total	$1,544,540	$1,532,592

The table below provides a reconciliation of our net loss to Adjusted EBITDA for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011:

	Fiscal Years Ended
	December 31, 2013	December 25, 2012	December 27, 2011
Net loss	$(40,680)	$(26,992)	$(35,622)
Interest expense	83,669	89,369	84,746
Income tax expense (benefit)	1,681	(7,528)	(16,421)
Interest and investment income	(345)	(1,212)	(138)
Depreciation and amortization	72,073	78,286	93,035
EBITDA	$116,398	$131,923	$125,600
Impairments, disposition of assets and loss from discontinued operations (1)	14,514	26,604	11,030
Loss on extinguishment of debt (2)	16,856	—	—
Non-cash adjustments (3)	3,929	1,865	(37)
Other adjustments (4)	10,134	3,237	15,574
Equity-based compensation expense (5)	14,217	—	—
Acquisition adjustment (6)	1,306	2,560	5,006
Adjusted EBITDA	$177,354	$166,189	$157,173
______________________

(1)	Includes non-cash impairment charges related to: liquor licenses, property and equipment, equity method investments, mineral rights, loss on disposals of assets and net loss from discontinued clubs.

(2)    Includes loss on extinguishment of debt calculated in accordance with GAAP.

(3)
Includes non-cash items related to purchase accounting associated with the acquisition of CCI in 2006 by affiliates of KSL, expense recognized for our long-term incentive plan related to fiscal years 2011 through 2013 and non-cash income related to mineral lease and surface rights agreements.

(4)
Represents adjustments permitted by the credit agreement governing the Secured Credit Facilities including cash distributions from equity method investments less earnings of said investments, income or loss attributable to non-controlling equity interests of continuing operations, franchise taxes, adjustments to accruals for unclaimed property settlements, acquisition costs, debt amendment costs, other charges incurred in connection with the ClubCorp Formation and management fees, termination fee and expenses paid to an affiliate of KSL.

(5)	Includes equity-based compensation expense, calculated in accordance with GAAP, related to awards held by certain employees, executives and directors.

(6)
Represents estimated deferred revenue using current membership life estimates related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI in 2006.

Adjusted EBITDA is not determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, operating income or net income (as determined in accordance with GAAP) as a measure of our operating results or net cash provided by operating activities (as determined in accordance with GAAP) as a measure of our cash flows or ability to fund our cash needs. Our measurement of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

15. COMMITMENTS AND CONTINGENCIES

We routinely enter into contractual obligations to procure assets used in the day to day operations of our business. As of December 31, 2013, we had capital commitments of $9.6 million at certain of our clubs.

We currently have sales and use tax audits in progress. We also have audits of certain foreign subsidiaries in progress for which we have received notification of assessments which we have protested. See Note 12. We believe the potential for a liability related to the outcome of these audits may exist. However, we believe that the outcome of these audits would not materially affect our consolidated financial statements.

We are currently undergoing an IRS audit of certain components of the tax return for the year ended December 28, 2010, which includes the consummation of the ClubCorp Formation. Should the estimates and judgments used in the ClubCorp Formation prove to be inaccurate, our financial results could be materially affected. See Note 12.

We are currently undergoing audits related to unclaimed property. We believe the potential for a liability related to the outcome of these audits is probable and we have estimated and recorded an immaterial amount within accrued expenses on the consolidated balance sheet as of December 31, 2013.

Each of our properties is subject to real and personal property taxes. If local taxing authorities reassess the taxable value of certain properties in accordance with local and state regulations, we may be subject to additional property tax assessments, penalties and interest. At December 31, 2013, we have $2.0 million recorded in accrued taxes on the consolidated balance sheet related to certain of these properties. While the outcome of such reassessments cannot be predicted with certainty, we believe that any potential liability from these matters would not materially affect our consolidated financial statements.

We are subject to certain pending or threatened litigation and other claims that arise in the ordinary course of business. While the outcome of such legal proceedings and other claims cannot be predicted with certainty, after review and consultation with legal counsel, we believe that any potential liability from these matters would not materially affect our consolidated financial statements. During the fiscal year ended December 27, 2011, the Company paid $4.0 million for an arbitration award arising out of a dispute related to a series of agreements first entered into in 1999 relating to the acquisition and development of a golf course property.

We guarantee principal amounts on loans made by a lender to purchasers of certain real estate interests in case of default. These loans have remaining terms of approximately one to two years. The total principal amount outstanding on these loans of December 31, 2013 is $0.3 million. As of December 31, 2013, we were indemnified by a third party from losses on these guarantees in the event of default. The fair value of the guarantees is immaterial.

In connection with the acquisition of Chantilly National Golf & Country Club on December 17, 2013, we agreed to indemnify the seller for a potential assessment of taxes related to the sale of the property. We do not believe it is probable that we will be required to pay any amounts under this indemnification and have not recorded a liability as of December 31, 2013. Should our judgments prove to be inaccurate, we believe the potential liability is immaterial.

16. EARNINGS PER SHARE
Basic earnings per share (“EPS”) excludes dilution and is computed by dividing net (loss) income attributable to Holdings by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the dilutive effect of equity-based awards that may share in the earnings of Holdings when such shares are either issued or vesting restrictions lapse.

Exhibit 99.2

Presented below is basic and diluted EPS for the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011 (in thousands, except per share amounts):

	Fiscal Years Ended
	December 31, 2013		December 25, 2012		December 27, 2011
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Loss from continuing operations attributable to ClubCorp	$(40,880)	$(40,880)	$(16,358)	$(16,358)	$(35,939)	$(35,939)
Weighted-average shares outstanding	54,172	54,172	50,570	50,570	50,570	50,570
Effect of dilutive equity-based awards	—	431	—	—	—	—
Total Shares	54,172	54,603	50,570	50,570	50,570	50,570
Loss from continuing operations attributable to ClubCorp per share	$(0.75)	$(0.75)	$(0.32)	$(0.32)	$(0.71)	$(0.71)
There are no potential common shares excluded from the calculation of diluted EPS because their effect would be anti-dilutive. Our restricted stock shares include rights to receive dividends that are subject to the risk of forfeiture if service requirements are not satisfied, thus these shares are not considered participating securities and are excluded from our basic weighted-average shares outstanding calculation.

In connection with the ClubCorp Formation, Holdings was formed on November 10, 2010, with 1,000 shares authorized and issued, with a par value of $0.01. On March 15, 2012, Holdings' articles of incorporation were amended to authorize 2,000,000 shares and Holdings effected a 1,000 for 1 forward stock split. On August 2, 2013, Holdings' articles of incorporation were further amended to authorize 200,000,000 shares and Holdings effected a 50 for 1 forward stock split. On September 6, 2013, Holdings effected a 1.0113946 for 1 forward stock split, resulting in 50,569,730 shares outstanding subsequent to September 6, 2013. EPS is adjusted retroactively for the impact of these forward stock splits for all periods presented.
During the fiscal year ended on December 31, 2013, on December 26, 2012, we declared a cash dividend of $35.0 million to the owners of our common stock. This dividend was paid on December 27, 2012. Also during the fiscal year ended on December 31, 2013, on December 10, 2013, we declared a cash dividend of $7.7 million, or $0.12 per share of common stock, to all common stockholders of record at the close of business on January 3, 2014. This dividend was paid on January 15, 2014, subsequent to our fiscal year end. We did not declare or pay any cash dividends on our common stock in the fiscal year ended December 25, 2012.

17. RELATED PARTY TRANSACTIONS

During the fiscal year ended December 31, 2013 we were a party to a management agreement (the “Management Agreement”) with an affiliate of KSL, pursuant to which we were provided financial and management consulting services in exchange for an annual fee of $1.0 million. In addition, we agreed to reimburse the management company for all of its reasonable out-of-pocket costs and expenses incurred in providing management services to us and certain of our affiliates. During the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, we paid an affiliate of KSL approximately $0.8 million, $1.0 million and $1.0 million, respectively, in management fees. The Management Agreement allowed that, in the event of a financing, refinancing or direct or indirect sale of all or substantially all of our equity or assets, the management company may also be entitled to receive a fee equal to 1% of the lenders’ maximum commitments, in the case of a financing or refinancing, or 1% of the total consideration paid, in the case of a sale. Effective October 1, 2013, the Management Agreement was terminated and in connection with the termination, we made a one-time payment of $5.0 million during the fiscal year ended December 31, 2013.

Effective October 1, 2013, we entered into a Financial Consulting Services Agreement with an affiliate of KSL, pursuant to which we are provided certain ongoing financial consulting services. No fees are payable under such agreement, however we have agreed to reimburse the affiliate of KSL for all reasonable out-of-pocket costs and expenses incurred in providing such services to us and certain of our affiliates up to $0.1 million annually.

On December 27, 2012, during the fiscal year ended December 31, 2013, we made a $35.0 million distribution to our owners.

During the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, we paid $0.4 million, $0.8 million and $1.2 million respectively, to affiliates of KSL for private party events and consulting services. In addition, during the fiscal year ended December 25, 2012 we received $0.2 million from an affiliate of KSL for taxes paid on behalf of affiliates of KSL.

During the fiscal year ended December 31, 2013 we entered into a consulting services agreement with an affiliate of KSL whereby we provide certain golf-related consulting services in exchange for an annual fee of $0.1 million. The revenue associated with this contract was immaterial during the fiscal year ended December 31, 2013.

As of December 31, 2013 we had receivables of $0.2 million and payables of $0.1 million and as of December 25, 2012, we had receivables of $0.2 million and payables of $0.2 million, for outstanding advances from golf and business club ventures in which we have an equity method investment. We recorded $0.5 million, $0.6 million and $0.6 million in the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively, in management fees from these ventures. As of December 31, 2013 and December 25, 2012, we had a receivable of $1.8 million and $1.9 million, respectively, for volume rebates from Avendra, LLC, the supplier firm in which we have an equity method investment. See Note 4.

We have entered into arrangements whereby members of certain resorts and clubs owned by affiliates of KSL can pay an upgrade charge to have access to our clubs and facilities. We have revenue sharing arrangements with such resorts and clubs whereby we agree to split the amount of the upgrade charges respectively with such entities. We recognized and collected $0.1 million, $0.2 million and $0.2 million during the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, respectively, in revenue associated with these arrangements.

We have also entered into arrangements with affiliates of KSL, whereby we remit royalty payments we receive in connection with mineral leases at certain of our golf and country clubs. During the fiscal years ended December 31, 2013, December 25, 2012 and December 27, 2011, we collected and remitted $0.1 million, $0.1 million and $0.3 million, respectively, in conjunction with these agreements.

18. QUARTERLY RESULTS OF OPERATIONS (unaudited)

The following table sets forth the historical unaudited quarterly financial data for the periods indicated. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements and, in our opinion, reflects all adjustments necessary to present fairly our financial results. Operating results for previous periods do not necessarily indicate results that may be achieved in any future period.

	For the seventeen weeks ended	For the twelve weeks ended
2013	December 31, 2013	September 3, 2013	June 11, 2013	March 19, 2013
Total revenues	$269,566	$194,835	$195,619	$155,060
Direct and selling, general and administrative expenses	259,547	176,653	171,851	145,836
(Loss) income from continuing operations	(32,270)	(5,030)	7,118	(10,486)
Net (loss) income	(32,277)	(5,034)	7,122	(10,491)
Net (loss) income attributable to ClubCorp	(32,358)	(5,163)	7,079	(10,450)

Net (loss) income attributable to ClubCorp per share, basic	$(0.52)	$(0.10)	$0.14	$(0.21)
Net (loss) income attributable to ClubCorp per share, diluted	$(0.52)	$(0.10)	$0.14	$(0.21)

	For the sixteen weeks ended	For the twelve weeks ended
2012	December 25, 2012	September 4, 2012	June 12, 2012	March 20, 2012
Total revenues	$239,185	$179,997	$186,056	$149,706
Direct and selling, general and administrative expenses	221,485	163,564	164,560	142,913
Loss from continuing operations	(2,709)	(1,827)	(1,873)	(9,666)
Net loss	(3,051)	(12,398)	(1,817)	(9,726)
Net loss attributable to ClubCorp	(3,165)	(12,413)	(1,984)	(9,713)

Net loss attributable to ClubCorp per share, basic	$(0.06)	$(0.25)	$(0.04)	$(0.19)
Net loss attributable to ClubCorp per share, diluted	$(0.06)	$(0.25)	$(0.04)	$(0.19)

19. SUBSEQUENT EVENTS

On January 17, 2014, and on February 7, 2014, we granted 103,886 and 111,589 shares of restricted stock respectively to certain participants under the Stock Plan. Under the terms of the grants, the restrictions will be removed upon satisfaction of time vesting requirements.

On February 7, 2014, we granted 111,610 shares of performance restricted stock units to certain participants under the Stock Plan. Under the terms of the grants, the performance restricted stock units will convert into shares of our common stock upon satisfaction of (i) time vesting requirements and (ii) performance based requirements. The number of performance restricted stock units issued under these grants represents the target number of such units that may be earned, based on the Company's total shareholder return over the applicable performance periods compared with a peer group. If more than the target number of performance restricted stock units vest at the end of a performance period because the Company’s total shareholder return exceeds certain percentile thresholds of the peer group, additional shares will be issued under the Stock Plan at that time.

On March 3, 2014, ClubCorp acquired Prestonwood Country Club, comprised of two properties, The Creek in Dallas, Texas and The Hills in nearby Plano, Texas, with a purchase price of $11.2 million for net cash consideration of $10.9 million. We are in the process of finalizing our purchase price allocations, which are subject to change until our information is finalized, no later than twelve months from the acquisition date.
On March 15, 2014, one third of the then outstanding RSUs, as described in Note 2, were converted into shares of our common stock as the required time period following our IPO was satisfied and the liquidity vesting requirement was met.

On March 18, 2014, we declared a cash dividend of $7.7 million, or $0.12 per share of common stock, to the owners of our common stock. This dividend will be paid on April 15, 2014.

Schedule I - Registrant’s Condensed Financial Statements
ClubCorp Holdings, Inc.
Registrant Only Financial Statements
Condensed Statements of Operations and Comprehensive Loss
For the Fiscal Years Ended December 31, 2013, December 25, 2012 and December 27, 2011
(In thousands)

	2013	2012	2011
Equity in net loss of subsidiaries	$(40,892)	$(27,275)	$(36,197)
NET LOSS	(40,892)	(27,275)	(36,197)
NET LOSS ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.	$(40,892)	$(27,275)	$(36,197)

NET LOSS	(40,892)	(27,275)	(36,197)
Equity in other comprehensive (loss) income of subsidiaries	(398)	1,890	(2,105)
COMPREHENSIVE LOSS	(41,290)	(25,385)	(38,302)
COMPREHENSIVE LOSS ATTRIBUTABLE TO CLUBCORP HOLDINGS, INC.	$(41,290)	$(25,385)	$(38,302)

ClubCorp Holdings, Inc.
Registrant Only Financial Statements
Condensed Balance Sheets
As of December 31, 2013 and December 25, 2012
(In thousands, except share and per share amounts)

	2013	2012
ASSETS
Investment in subsidiaries	$234,827	$132,517
TOTAL ASSETS	$234,827	$132,517
LIABILITIES AND EQUITY
Distributions to owners declared, but unpaid	7,654	—
TOTAL LIABILITIES	$7,654	$—
EQUITY
Common stock of ClubCorp Holdings, Inc., $0.01 par value, 200,000,000 shares authorized; 63,789,730 and 50,569,730 issued and outstanding at December 31, 2013 and December 25, 2012, respectively	638	506
Additional paid-in capital	320,274	184,460
Retained deficit	(93,739)	(52,449)
Total stockholders’ equity	227,173	132,517
Total equity	227,173	132,517
TOTAL LIABILITIES AND EQUITY	$234,827	$132,517

ClubCorp Holdings, Inc.
Registrant Only Financial Statements
Condensed Statements of Cash Flows
For the Fiscal Years Ended December 31, 2013, December 25, 2012 and December 27, 2011
(In thousands)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,892)	$(27,275)	$(36,197)
Adjustments to reconcile net (loss) income to cash flows from operating activities:
Equity in net loss of subsidiary	40,892	27,275	36,197
Net cash provided by operating activities	—	—	—
CASH FLOWS FROM INVESTING ACTIVITIES:
Contribution from subsidiary	35,000	—	—
Distribution to subsidiary	(173,250)	—	—
Net cash used in investing activities	(138,250)	—	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Distribution to owners	(35,000)	—	—
Proceeds from issuance of common stock in Holdings' initial public offering, net of underwriting discounts and commissions	173,250	—	—
Net cash provided by financing activities	138,250	—	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	—	—	—
CASH AND CASH EQUIVALENTS - END OF PERIOD	$—	$—	$—
Non-cash investing and financing activities are as follows:
Distribution declared payable to owners	$7,654	$—	$—
Distribution related to utilization of certain deferred tax benefits recorded in connection with the ClubCorp Formation	$4,518	$—	$—

Notes to Condensed Registrant Only Financial Statements
1. ORGANIZATION
ClubCorp Holdings, Inc. (“Holdings”) and its wholly owned subsidiaries CCA Club Operations Holdings, LLC (“Operations' Parent”) and ClubCorp Club Operations, Inc. (“Operations”, and together with Holdings and Operations' Parent, “ClubCorp”) were formed on November 10, 2010, as part of a reorganization of ClubCorp, Inc. (“CCI”), which was effective as of November 30, 2010, for the purpose of operating and managing golf, country, business, sports and alumni clubs.
Holdings is a wholly owned subsidiary of Fillmore CCA Investment, LLC (“Fillmore”), which is wholly owned by an affiliate of KSL Capital Partners, LLC (“KSL”), a private equity fund that invests primarily in the hospitality and leisure business. On September 25, 2013, Holdings completed an initial public offering (our “IPO”) in which we sold 13,200,000 shares of common stock. The offering generated net proceeds to Holdings of approximately $168.9 million after deducting underwriting discounts and commissions and equity-offering costs. Holdings subsequently contributed the net proceeds to Operations.
Holdings has no operations or significant assets or liabilities other than its investment in Operations' Parent and Operations. Accordingly, Holdings is dependent upon distributions from Operations' Parent and Operations to fund its obligations. However, Operations' Parent's and Operations’ ability to pay dividends or lend to Holdings is limited under the terms of our various debt agreements.
2. BASIS OF PRESENTATION
The accompanying condensed financial statements (registrant only) include the accounts of Holdings and its investment in Operations' Parent and Operations accounted for in accordance with the equity method, and do not present the financial statements of Holdings and its subsidiaries on a consolidated basis. These registrant only condensed financial statements should be read in conjunction with the ClubCorp Holdings, Inc. consolidated financial statements.
In connection with the ClubCorp Formation, Holdings was formed on November 10, 2010, with 1,000 shares authorized and issued, with a par value of $0.01. On March 15, 2012, Holdings' articles of incorporation were amended to authorize 2,000,000 shares and Holdings effected a 1,000 for 1 forward stock split. On August 2, 2013, Holdings' articles of incorporation were further amended to authorize 200,000,000 shares and Holdings effected a 50 for 1 forward stock split. On September 6, 2013, Holdings effected a 1.0113946 for 1 forward stock split.
3. RESTRICTED STOCK UNITS
On April 1, 2012, Holdings granted 12,552 Restricted stock units (“RSUs”) to certain executives under the ClubCorp Holdings, Inc. 2012 Stock Award Plan, which was amended and restated as of August 14, 2013 (the “Stock Plan”), and allows the holders to receive and maintain an interest in ClubCorp, which interest may be measured by the value of the common stock of Holdings. The RSUs vest based on satisfaction of both a time condition subject to the holders' continued employment and a liquidity condition. The time condition is satisfied with respect to one-third of the RSUs on each of the first three anniversaries of the grant date, subject to the holder remaining employed by us. The liquidity condition is satisfied upon the earlier of a change of control (as defined in the Stock Plan) or after a period of time following the effective date of an initial public offering by us.

On March 15, 2014, the required time period following our IPO was satisfied and the liquidity vesting requirement was met, at which time one third of the RSUs granted were converted into shares of our common stock. The remaining RSUs will convert into shares of our common stock upon satisfaction of the remaining time vesting requirements. After giving effect to the 50 for 1 forward stock split and the 1.0113946 for 1 forward stock split (described in Note 2), 613,963 RSUs remain outstanding as of December 31, 2013.

On September 25, 2013, 20,000 shares of restricted common stock, which vest after one year, were issued under the Stock Plan to certain of ClubCorp's directors. No other equity-based awards were granted during the fiscal year ended December 31, 2013.

4. SUBSEQUENT EVENT

On January 17, 2014, and on February 7, 2014, we granted 103,886 and 111,589 shares of restricted stock respectively to certain participants under the Stock Plan. Under the terms of the grants, the restrictions will be removed upon satisfaction of time vesting requirements.

On February 7, 2014, we granted 111,610 shares of performance restricted stock units to certain participants under the Stock Plan. Under the terms of the grants, the performance restricted stock units will convert into shares of our common stock upon satisfaction of (i) time vesting requirements and (ii) performance based requirements. The number of performance restricted stock units issued under these grants represents the target number of such units that may be earned, based on the Company's total shareholder return over the applicable performance periods compared with a peer group. If more than the target number of performance restricted stock units vest at the end of a performance period because the Company’s total shareholder return exceeds certain percentile thresholds of the peer group, additional shares will be issued under the Stock Plan at that time.

On March 15, 2014, one third of the then outstanding RSUs, as described in Note 2, were converted into shares of our common stock as the required time period following our IPO was satisfied and the liquidity vesting requirement was met.

On March 18, 2014, we declared a cash dividend of $7.7 million, or $0.12 per share of common stock, to the owners of our common stock. This dividend will be paid on April 15, 2014.